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                                                                   EXHIBIT 10.22


                                LICENSE AGREEMENT

               This License Agreement ("AGREEMENT") is made as of this 2nd day of January, 2001 (the "EFFECTIVE DATE") by and between ABBOTT LABORATORIES, an Illinois corporation, with its principal office at 100 Abbott Park Road, Abbott Park, IL 60064 ("ABBOTT") and DISCOVERY PARTNERS INTERNATIONAL, a Delaware corporation, with its principal office at 9640 Towne Centre Drive, San Diego, CA 92121 ("DPI").

                                   WITNESSETH

               WHEREAS, Abbott is the owner of certain proprietary rights and Know-How (as defined below) relating to arrayed compound screening ("ARCS"), a methodology and technology for continuous format high throughput screening of chemical compounds, as more fully defined below;

               WHEREAS, DPI wishes to obtain, and Abbott wishes to grant to DPI and its Affiliates (as defined below), an exclusive license in the Territory (as defined below) under such proprietary rights and Know-How relating to the ARCS Technology (as defined below) to provide Services (as defined below) and develop and commercialize Products (as defined below) in the Field (as defined below) utilizing ARCS Technology.

               NOW THEREFORE, in consideration of the mutual obligations and promises as set forth herein, the parties do hereby agree as follows:

1. DEFINITIONS. As used in this Agreement, the following terms shall have the following respective meanings:

        1.1 "AFFILIATE" means any corporation, company, partnership, joint venture and/or firm which controls, is controlled by, or is under common control of either party hereto. For purposes of this definition, control shall mean direct or indirect ownership of more than fifty percent (50%) of the stock or participating shares entitled to vote for the election of directors (but only as long as such ownership exists).

        1.2 "ARCS" means arrayed compound screening which comprises a method for screening chemical compounds by depositing compounds onto a plastic sheet in an array and contacting a gel containing reagents on top of the plastic sheet for testing or screening chemical compounds for biological or biochemical activity which can be performed in a continuous high throughput screening format, together with all equipment and materials utilized in performing ARCS, including, but not limited to, gels, reagents, compounds on sheets, compound spotting equipment, gel casting equipment, read-out mechanisms, and the like materials.

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        1.3    "ARCS TECHNOLOGY" means the Patents and Abbott's Know-How, including all Improvements made by Abbott during the Term.

        1.4 "COMMERCIAL SALE" means the sale of a Product or Service in the Territory, by DPI or by any Affiliate, sublicensee or customer of DPI, or by any contract sales force of any of them to any unaffiliated third party, as evidenced by the selling party's invoice or other relevant document to such third party.

        1.5 "CONFIDENTIAL INFORMATION" means any and all information or data relating to ARCS (including, but not limited to, ARCS Technology, DPI Technology and Products) which a party discloses to the other party, its employees or representatives, or is conceived or reduced to practice during the Term by either party or by a third party working with a party in connection with ARCS or in connection with this Agreement, whether in writing, orally or by observation, including, without limitation, all scientific, clinical, technical, commercial, financial and business information and Know-How, and other information or data considered confidential in nature. Confidential Information shall not include information which:

               (a) is known to the receiving party at the time of disclosure and documented by written records of the receiving party made prior to the date of disclosure;

               (b) is subsequently disclosed to the receiving party without any obligations of confidence by an unaffiliated third person who has not obtained it directly or indirectly from the other party and who has the right to make such disclosure;

               (c) becomes patented, published or otherwise part of the public domain;

               (d) is independently developed by or for the receiving party by person(s) having no knowledge of or access to such information and without breach of any confidentiality obligation, as evidenced by its written records; or

               (e) is required to be disclosed by legal, regulatory, statutory or governmental process or authorities, provided in each case the party disclosing information promptly informs the other and uses its best efforts to limit the disclosure and to maintain confidentiality to the maximum extent possible and permits the other party to attempt by appropriate legal means to limit such disclosure.

               This Agreement shall constitute Confidential Information.


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        1.6    "DPI TECHNOLOGY" means any Improvements and Know-How developed by
               DPI and any and all patent applications and patents and amendments thereto, including foreign equivalents, and any and all substitutions, extensions, additions, reissues, re-examinations, renewals, divisions, continuations, continuations-in-part or supplementary protection certificates owned by or licensed to (with the right to sublicense) DPI during the Term (other than the Patents).

        1.7 "EFFECTIVE DATE" shall have the meaning ascribed to such term in the opening paragraph of this Agreement.

        1.8 "FIELD" means continuous format high throughput screening of chemical compounds.

        1.9 "IMPROVEMENTS" means all additions, developments, modifications, enhancements and adaptations which (i) directly relate to or are used in connection with (A) ARCS Technology in the Field, as developed by Abbott; or (B) ARCS, as developed by DPI, and (ii) are conceived and reduced to practice during the Term. Ownership of Improvements shall be as set forth in Article 13 hereof.

        1.10 "KNOW-HOW" means any proprietary technology, information, methods of use, processes, techniques, ideas or inventions (whether patentable or not) owned, possessed or used by Abbott or DPI, as the case may be, which is directly related to or used in connection with ARCS, including all trade secrets and any other information relating thereto.

        l.11 "NET SALES" means gross sales of Services by DPI or by any Affiliate, sublicensee or customer of DPI; gross sales of any Product by DPI, by any Affiliate, sublicensee or customer of DPI; or by any contract sales force of any of them to unrelated third parties, in arm's length transactions, less any of the following charges or expenses that are incurred in connection with such gross sales during the Term:

               (a) discounts, including cash discounts, customary trade allowances or rebates actually taken, and commissions;

               (b) credits or allowances given or made for rejection, recall or return of previously sold Product actually taken;

               (c) any tax or government charge, duty or assessment (including any tax such as a value added or similar tax or government charge) levied on the sale, transportation or delivery of a Product when included on the invoice or other written document between the parties as payable by the purchaser and collectable by DPI, its Affiliate or sub-licensee; and


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               (d)    freight, postage, transportation, insurance and duties on
                      shipment of Product when included on the invoice or other written document between the parties as payable by the purchaser and collectable by DPI, its Affiliate or sublicensee.

               The parties acknowledge that Abbott shall be entitled to a direct royalty under Section 5.2 hereof on all Net Sales by DPI, any Affiliate, sublicensee or customer of DPI, or by any contract sales force of any of them. Net Sales shall also include all Sublicense Consideration received by DPI pursuant to Section 4.3(b) hereof.

        1.12 "PATENTS" means the patent applications and patents listed in Exhibit A hereto and any and all other patent applications and patents and amendments thereto, including foreign equivalents, and any and all substitutions, extensions, additions, reissues, re-examinations, renewals, divisions, continuations, continuations-in-part or supplementary protection certificates owned by or licensed to (with the right to sublicense) Abbott during the Term relating to ARCS in the Field.

        1.13 "PRODUCT" means any product developed hereunder by DPI, any Affiliate, sublicensee or customer utilizing ARCS and/or ARCS Technology in the Field.

        1.14   "ROYALTY PERIOD" shall have the meaning ascribed to such term in
               Section 5.2(a) hereof.

        1.15 "SERVICES" means providing continuous format high throughput screening of chemical compounds by DPI, any Affiliate, sublicensee or customer utilizing ARCS and/or ARCS Technology in the Field on behalf of third parties, together with any and all associated services provided to third parties, including, but not limited to, training services, equipment services, technical support services, consulting services, and the like services.

        1.16 "SUBLICENSE CONSIDERATION" shall have the meaning ascribed to such term in Section 4.3(b) hereof.

        1.17 "TERM" means the period commencing on the Effective Date and terminating as set forth in Article 8 below.

        1.18   "TERRITORY" means the entire world.

        1.19 "TRADEMARK" means any trademark registered, owned and chosen for Product by DPI in any country of the Territory.

        1.20 "VALID CLAIM" means any claim issued on an unexpired Patent, which claim has not been held unenforceable, unpatentable or invalid by a decision of a court or other governmental agency of competent jurisdiction following exhaustion of all possible appeal processes, and which has not been admitted to be invalid or unenforceable through reissue, reexamination or disclaimer.


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2.      LICENSE GRANT.

        2.1    (a)    LICENSE GRANT TO DPI: Abbott hereby grants to DPI and its
                      Affiliates an exclusive right and license in the Territory under ARCS Technology in the Field, with the right to grant sublicenses pursuant to Section 4.3 hereof, to utilize ARCS Technology in the Field: (i) to research, develop, modify, improve, make or have made, Products for Commercial Sale; and (ii) to provide Services utilizing
                      ARCS Technology.

               (b) LICENSE GRANT TO ABBOTT: DPI hereby grants to Abbott and its Affiliates a non-exclusive right and license in the Territory under DPI Technology and DPI Know-How: (i) to research, develop, modify, improve, make or have made devices, apparatus and equipment relating to ARCS; (ii) to license the ARCS Technology to its collaborative partners for use in collaborative projects to research, develop, make, have made, use, have used, and sell compounds; and
                      (iii) to research, develop, make, have made, use, have used, and sell compounds for whatever use.

               (c) RESERVATION: Notwithstanding the foregoing exclusive grant to the contrary, nothing contained in this Agreement shall preclude Abbott from further developing and utilizing ARCS, ARCS Technology, DPI Technology and DPI Know-How for its own internal purposes, including, but not limited to, researching, developing, making, having made, using, having used, and selling compounds for whatever purpose, and licensing the ARCS Technology, DPI Technology and DPI Know-How to its collaborative partners for use in collaborative projects to research, develop, make, have made, use, have used, and sell compounds for whatever purpose. No such development and utilization of ARCS Technology, DPI Technology and DPI Know-How by Abbott or its collaborative partners hereunder shall require any payment to DPI and DPI shall have no rights whatsoever to any compounds so developed by Abbott or its collaborative partners using ARCS Technology, DPI Technology and DPI Know-How.

3.      TECHNOLOGY TRANSFER.

        3.1 CONVEYANCE OF INFORMATION: Within forty-five (45) days following the Effective Date, Abbott shall convey to DPI the information under Abbott's and its Affiliates' control involving ARCS Technology in the Field. For purposes of this Section 3.1, information shall not be deemed under Abbott's or its Affiliates' control if such information was obtained from third parties and is protected by confidentiality agreements with third parties. With respect to such protected information, Abbott shall use reasonable efforts to obtain the consent of such third parties to release the protected information to DPI.


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        3.2    Review: Beginning one month following the Effective Date and during the Term, unless otherwise agreed by the parties, representatives of Abbott and representatives of DPI shall meet for informational purposes on a regular basis, at a mutually agreeable time and place, to exchange information and Know-How, to review the progress of and to coordinate their respective development efforts with respect to ARCS. Nothing contained in this Agreement shall require or obligate Abbott to further develop ARCS Technology, or to restrict Abbott from further developing ARCS Technology.

4.      DEVELOPMENT/MANUFACTURING/SUBLICENSING.

        4.1 DEVELOPMENT: DPI shall use the same commercially reasonable efforts that it would use for its own technology to further develop the ARCS and/or ARCS Technology to enable it to manufacture Products for Commercial Sale and provide Services. DPI shall have sole responsibility for designing, conducting and paying for the cost of the development of Products and Services and shall use commercially reasonable efforts to diligently conduct such development.

        4.2 MANUFACTURING: DPI and its Affiliates shall have sole responsibility for manufacturing Product or having Product manufactured for it by a third party manufacturer.

        4.3    SUBLICENSING:

               (a) DPI may sublicense to unrelated third parties its rights under this Agreement. Each sublicense (any any sub-sublicense by any such third party) shall be in writing and shall include provisions acknowledging that such sublicense is subject to the license granted by Abbott to DPI under this Agreement, including the obligation of each sublicensee to pay direct royalties to Abbott on Net Sales as provided in Section 5.2 below, that each sublicensee shall make reports and keep and maintain records of Commercial Sales to at least the same extent as required under this Agreement, allowing Abbott the same access and audit rights permitted under this Agreement, and that each such sublicense shall be automatically terminated upon expiration or termination of this Agreement. Each sublicense shall also provide for the regular conveyance of information and Know-How developed by sublicensees to Abbott and DPI, as well as a license to Improvements developed by sublicensees to Abbott and DPI as provided in Section 13 hereof. DPI shall remain primarily liable for the performance of all sublicensees. DPI shall provide Abbott with a copy of each sublicense agreement within thirty (30) days of the execution thereof.

               (b) All consideration received by DPI as a result of each sublicense of its rights under this Agreement and any sub-sublicense agreement (including, but not limited to, fees, payments, milestones, royalties, etc.) (collectively,


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                      the "SUBLICENSE CONSIDERATION") shall be considered Net
                      Sales under this Agreement and subject to royalty under
                      Section 5.2 hereof.

5.      ROYALTIES.

        5.1 PRE-PAID, NON-REFUNDABLE ROYALTY. DPI shall pay to Abbott *** *** as a pre-paid and non-refundable royalty. ***.

        5.2    ROYALTY PAYMENTS:

               (a) ROYALTY RATE AND ROYALTY PERIOD: Beginning on the Effective Date, DPI shall pay to Abbott a royalty on annual aggregate worldwide Net Sales in accordance with the following schedule:

               ANNUAL NET SALES                                  ROYALTY
               ----------------                                  -------
               Effective Date through Third (3rd) Anniversary      ***
               Fourth (4th) Year                                   ***
               Fifth (5th) Year                                    ***
               Sixth (6th) Year and Thereafter                     ***

                      All royalties earned by Abbott up to *** shall be credited against the pre-paid royalty made by DPI under Section 5.1 hereof.

                      The obligation of DPI, any Affiliate, sublicensee or customer to pay a royalty to Abbott shall continue until such time as U.S. Patent #5,976,813 containing a Valid Claim, identified in Exhibit A, has expired ("ROYALTY PERIOD"). Upon the end of the Royalty Period, DPI shall have an exclusive, perpetual and irrevocable license under ARCS Technology, with all of the rights granted under
                      Article 2 hereof, and without any further obligation to Abbott, except for the payment obligations accruing prior to such date.

               (b) ROYALTY REPORTS AND PAYMENTS: Within forty-five (45) days after the end of each calendar quarter, DPI shall prepare and deliver to Abbott a

*** Portions of this page have been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission


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                      report detailing the calculation of Net Sales in the
                      Territory, for such just ended quarter along with the calculation of royalties due thereon pursuant to Section
                      5.2 (a) above. Each report shall be accompanied by full payment in U.S. dollars of the royalties shown thereon to be due, less any credits against such royalties under
                      Section 5.2(a) above. In the event that conversion from foreign currency is required in calculating a royalty payment hereunder, the exchange rate used shall be the ratio in effect at the end of the last business day of the applicable quarter for which royalties are calculated, as reported by The Wall Street Journal, or a substantially similar global publication if The Wall Street Journal is no longer published.

               (c) BOOKS AND RECORDS/AUDIT RIGHTS: DPI shall keep books and records accurately showing all Products manufactured, used or sold, and Services provided, under the terms of this Agreement. The relevant portions of such books and records shall be open to inspection by representatives of Abbott, at Abbott's cost, solely for the purposes of determining the correctness of the royalties payable under this Agreement. Such audit, conducted no more than one time per calendar year, shall be during normal business hours after reasonable advance notice and subject to suitable confidentiality provisions. In the event an audit shows a deficiency to be due, DPI shall immediately pay such deficiency along with the reasonable costs and expenses of the audit if the deficiency is more than five percent (5%) of the amount due during such audited period. If the audit shows that an excess was paid, DPI shall be entitled to deduct the amount of such excess from the payment due for the next calendar quarter. Such books and records shall be preserved for a period of at least three (3) years after the date of the royalty payment to which they pertain, and no audit may be conducted with respect to royalties due in any calendar year that is more than two (2) years preceding the calendar year in which the audit is being conducted. Books and records for a given calendar year may only be audited once.

               (d) WITHHOLDING TAXES ON ROYALTIES: Where any sum due to be paid to Abbott hereunder is subject to any withholding or similar tax, the parties shall use all reasonable efforts to do all such acts and to sign all such documents as will enable them to take advantage of any applicable double taxation agreement or treaty. In the event there is no applicable double taxation agreement or treaty, or if an applicable double taxation agreement or treaty reduces but does not eliminate such withholding or similar tax, DPI shall pay such withholding or similar tax to the appropriate government authority, deduct the amount paid from the amount due Abbott, and secure and send to Abbott the best available evidence of such payment sufficient to enable Abbott to obtain a deduction for such withheld taxes or obtain a refund thereof.


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6.      REPRESENTATIONS/WARRANTIES.

        6.1 REPRESENTATIONS AND WARRANTIES OF ABBOTT: Abbott represents and warrants: (a) that it is duly organized, validly existing and in good standing under the laws of Illinois, (b) that it has full corporate power and authority to enter into this Agreement and to carry out its provisions, (c) that there are no outstanding agreements or assignments in existence that are inconsistent with the provisions of this Agreement, (d) that it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, (e) that the execution, delivery and performance of this Agreement by it does not require the consent, approval or authorization of, or notice, filing or registration with, any governmental or regulatory authority, (f) that, to the best of its knowledge, it has delivered (or will deliver to DPI within forty-five (45) days as required under Section 3.1 hereof), all Abbott Know-How necessary to practice ARCS Technology, (g) that it is the owner of or has sufficient rights to ARCS Technology to grant the license granted herein free of any lien or encumbrance that would materially impair DPI's rights and obligations hereunder, (h) that, to the best of its knowledge, there is no suit, action or claim instituted or threatened by a third party against the ARCS Technology, (i) that it has not assigned or conveyed any interest in the intellectual property rights inconsistent with the rights granted hereunder,
               (j) that, to the best of its knowledge, it is not aware that any third party infringes Patents as of the Effective Date, and (k) that to the extent it has prosecuted any patent applications for Patents, it has prosecuted such applications in good faith.

        6.2 REPRESENTATIONS AND WARRANTIES OF DPI: DPI represents and warrants: (a) that it is duly organized, validly existing and in good standing under the laws of Delaware, (b) that it has full corporate power and authority to enter into this Agreement and to carry out its provisions, (c) that there are no outstanding agreements or assignments in existence that are inconsistent with the provisions of this Agreement, (d) that it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, (e) that the execution, delivery and performance of this Agreement by it does not require the consent, approval or authorization of, or notice, filing or registration with, any governmental agency or regulatory authority, (f) that it is the owner or has sufficient rights in DPI Know-How or any other intellectual property rights licensed to Abbott hereunder to grant the license granted herein free of any lien or encumbrance that would materially impair Abbott's rights and obligations hereunder, and (g) that it has not assigned or conveyed any interest in DPI Know-How or any other intellectual property rights inconsistent with the rights granted hereunder.

        6.3 INDEMNIFICATION BY DPI: DPI shall indemnify, defend, save and hold Abbott, and each of its Affiliates, directors, officers, employees and agents harmless from and against any and all liabilities, actions, suits, claims, demands, prosecutions, damages, costs, expenses or money judgments finally awarded (including


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               reasonable legal fees) (collectively, "LIABILITIES") incurred by or instituted or rendered against Abbott to the extent such Liabilities result from a third party claim arising from the willful misconduct or the negligent acts or omissions of DPI or its Affiliates or DPI's material breach of this Agreement, and provided that Abbott gives DPI prompt notice in writing of any such claim or lawsuit and permits DPI to undertake sole control of the defense and settlement thereof at DPI's expense. In any such claim or lawsuit:

               (a) Abbott will cooperate in the defense by providing access to witnesses and evidence available to it. Abbott shall have the right to participate, at its expense, in any defense to the extent that in its reasonable judgment Abbott may be prejudiced by DPI"s sole defense thereof.

               (b) With respect to this Agreement, Abbott shall not settle, offer to settle or admit liability in any claim or suit in which Abbott intends to seek indemnification by DPI without the written consent of a duly authorized officer of DPI.

        6.4 INDEMNIFICATION BY ABBOTT: Abbott shall indemnify, defend, save and hold DPI and each of its Affiliates, officers, directors, employees and agents harmless from and against any Liabilities incurred by or instituted or rendered against DPI to the extent such Liabilities result from or arise out of any breach of any express warranty hereunder or non-fulfillment or non-performance by Abbott of any written or express agreement, covenant or obligation of Abbott under this Agreement, provided that DPI gives Abbott prompt notice in writing of any such claim or lawsuit and permits Abbott to undertake sole control of the defense and settlement thereof at Abbott's expense. In any such claim or lawsuit:

               (a) DPI will cooperate in the defense by providing access to witnesses and evidence available to it. DPI shall have the right to participate, at its expense, in any defense to the extent that in its reasonable judgment DPI may be prejudiced by Abbott's sole defense thereof.

               (b) With respect to this Agreement, DPI shall not settle, offer to settle or admit liability in any claim or suit in which DPI intends to seek indemnification by Abbott without the written consent of a duly authorized officer of Abbott.

        6.5 REPORTING: Each party warrants that it shall advise the other promptly of any suspected defect in the ARCS Technology or in any Products.

        6.6 LIMITATION: EXCEPT FOR THE EXPRESS WARRANTIES IN THIS ARTICLE 6, NEITHER PARTY MAKES ANY WARRANTIES, EXPRESS OR IMPLIED, IN FACT OR BY OPERATION OF LAW, STATUTORY OR OTHERWISE. EACH PARTY SPECIFICALLY DISCLAIMS ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR


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               PURPOSE. EXCEPT FOR VIOLATIONS OF ARTICLE 7 AND AMOUNTS FINALLY
               AWARDED FOR INDEMNIFICATION FOR THIRD PARTY LIABILITIES UNDER SECTIONS 6.3 AND 6.4, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY HERETO OR TO ANY THIRD PARTY FOR ANY SPECIAL, CONSEQUENTIAL, EXEMPLARY OR INCIDENTAL DAMAGES (INCLUDING LOST OR ANTICIPATED PROFITS RELATING TO THE SAME) ARISING FROM ANY CLAIM RELATING TO THIS AGREEMENT, WHETHER SUCH CLAIM IS BASED ON CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, EVEN IF AN AUTHORIZED REPRESENTATIVE OF SUCH PARTY IS ADVISED OF THE POSSIBILITY OR LIKELIHOOD OF SAME.

7.      CONFIDENTIALITY AND NONDISCLOSURE.

        7.1 NONDISCLOSURE: Neither party shall use or disclose any Confidential Information received by it from the other party pursuant to this Agreement without the prior written consent of the other, except that selected disclosures to potential or actual sublicensees, partners, contractors, customers and agents shall be permitted so long as the disclosing party shall ensure that the recipient of such information is under a duty of confidentiality to the disclosing party. This obligation will continue for a period of seven (7) years after termination or expiration of the Term, whichever is earlier.

        7.2 RESTRICTION: Each party shall restrict dissemination of Confidential Information to those of its employees, contractors, customers, partners, agents and sublicensees (if any) who have an actual need to know and have a legal obligation to protect the confidentiality of such Confidential Information. All Confidential Information disclosed by one party to the other shall remain the sole property of the disclosing party and neither party shall obtain any right of any kind to the Confidential Information disclosed, except as granted under this Agreement.

        7.3 RESTRICTION EXEMPTIONS: Nothing contained in this Article 7 shall be construed to restrict the parties from using or disclosing Confidential Information solely to the extent and solely as required:

               (a)    for regulatory, tax or customs reasons;

               (b)    for audit purposes;

               (c)    by court order or other governmental order or request; or

               (d)    to perform acts permitted by this Agreement.

               If such a disclosure is required, the party required to make the disclosure shall provide the other party with prompt notice of the required disclosure in order to provide such party the opportunity to review the proposed disclosure and, if


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               deemed necessary by such party, to obtain a protective order covering all or part of such information.

8.      TERM AND TERMINATION.

        8.1 This Agreement shall continue in effect until the end of the Royalty Period unless and until terminated as provided in this
               Section 8.

        8.2 If DPI determines in its reasonable scientific and commercial judgment that the ARCS Technology does not have a reasonable likelihood of commercial success, or that it is economically or technically impractical for DPI to continue developing and marketing Products and Services utilizing the ARCS Technology, DPI shall have the right to terminate this Agreement upon ninety
               (90) days written notice, at the end of which the termination shall be effective. Upon such termination DPI shall pay all payments or royalties which may have become due prior to the effective date of such termination, and DPI shall assign and Abbott shall be entitled to retain for its own use, all studies and information relating to the ARCS Technology and shall be granted a license to all Improvements and Know-How as set forth in Section 13 hereof. In no event shall any installment of the pre-paid royalty already paid under Section 5.1 be refundable under any circumstances.

        8.3 Either party may terminate this Agreement by giving to the other party prior written notice of not less than thirty (30) days in the case of a monetary breach and of not less than ninety (90) days in the event the other party shall commit a non-monetary material breach of this Agreement, and such breaching party shall fail to cure, or commence action to cure, such breach during such thirty (30) or ninety (90) day period, as applicable. In the case of a non-monetary breach, the cure period may be extended for such longer period as may reasonably be necessary if cure is not reasonably possible within the initial ninety (90) day period, provided the breaching party continues its diligent efforts to cure. No such cancellation and termination shall release the breaching party from any obligations hereunder incurred prior thereto. In the event of a dispute whether a material breach has occurred, the existence of material breach shall be determined using the ADR procedure set forth in Exhibit B. A party's right to terminate this Agreement shall only apply if the breaching party fails to cure such breach in the manner required by the final judgment of the ADR hearing. In the event that this Agreement is terminated for DPI's material breach, Abbott shall be entitled to retain for its own use all funds previously paid by DPI, together with all Confidential Information, Know-How and Improvements generated by DPI hereunder, together with a fully paid-up license under Section 2.1(b) hereof. In the event that this Agreement is terminated for Abbott's material breach, DPI shall be entitled to retain for its own use all Confidential Information, Know-How and Improvements generated by Abbott hereunder together with a fully paid-up license under Section 2.1(a) hereof.

        8.4 Either party may terminate this Agreement on thirty (30) days written notice if the other party passes a resolution or the court makes an order for its winding up; or has a receiver or administrator appointed over its business or all of its assets; or is or becomes bankrupt; or ceases its business operations. In the event that this Agreement is terminated under this Section
               8.4 subject to the other terms of this Agreement, the terminating party shall be entitled to retain for its own use all Confidential Information, Know-How and Improvements generated hereunder, together with a fully paid-up license to it under
               Section 2.1 (a) or (b), as applicable. Notwithstanding the bankruptcy or insolvency of Abbott or DPI or the impairment of performance by Abbott or DPI of its obligations under this Agreement as a result of bankruptcy or insolvency of Abbott or DPI, the non-bankrupt/non-insolvent party shall be entitled to retain the licenses granted herein, without any further obligation to the other party other than the payment obligations under Article 5.

        8.5 Termination of this Agreement shall be without prejudice to any rights of either party against the other which may have accrued up to the date such termination becomes effective.

        8.6 All causes of action accruing to either party under this Agreement shall survive expiration or termination of this Agreement for any reason.

        8.7 Upon any termination or expiration of this Agreement, each party shall promptly return to the other party all written Confidential Information, and all copies thereof (retaining one copy of the Confidential Information of the other in its confidential files for archival purposes only), which is not covered by a paid-up license or other rights specified herein surviving such termination or expiration.

9. INFRINGEMENT OF PATENTS BY THIRD PARTY. In the event of an actual or suspected infringement of a Patent by a third party, the following shall apply:

        9.1 NOTICE: Each party shall promptly give the other written notice if one of them becomes aware of any infringement by a third party of any Patent.

        9.2 RIGHTS TO BRING INFRINGEMENT ACTION: If a third party infringes any Patent, and DPI can demonstrate to Abbott's reasonable satisfaction that such infringement has caused a twenty percent (20%) or greater reduction in Net Sales, then Abbott shall have the first right but not the obligation to institute and prosecute an action or proceeding to abate such infringement and to resolve such matter by settlement or otherwise. If the parties do not agree that an infringement caused a twenty percent (20%) or greater reduction in Net Sales, then the dispute shall be resolved according to the ADR procedure attached hereto as Exhibit B.

               (a) ABBOTT ACTION: If Abbott elects to institute and prosecute an action or proceeding, Abbott shall notify DPI of its intention to bring an action or proceeding. Abbott shall keep DPI timely informed of material developments in the prosecution or settlement of such action or proceeding. Abbott shall be responsible for all fees and expenses of any action or proceeding against infringers which Abbott initiates. DPI shall cooperate fully by joining as a party plaintiff if reasonably requested to do so by Abbott or if required to do so by law to maintain such action or proceeding and by executing and making available such documents as Abbott may reasonably request. DPI may be represented by counsel in any such legal proceedings. Abbott shall pay all third party expenses incurred by DPI in any such legal proceeding.

               (b)    In the event that the prepaid royalty provided for in
                      Section 5.1 of this Agreement has been completely exhausted and DPI is able to demonstrate to Abbott's reasonable satisfaction that the third party infringement has caused a twenty percent (20%) or greater reduction in Net Sales, then during the pendency of any patent infringement action for the enforcement of any Patent by Abbott, DPI's royalty obligation shall be modified such that DPI shall pay directly to Abbott only one-half of the royalty otherwise payable under Section 5.2 of this Agreement, and the remaining one-half of such royalty shall be deposited into an interest-bearing joint escrow account with a mutually acceptable third party escrow holder.

               (c) If Abbott is successful in such patent infringement action such that the defendant in such action is found to infringe Patents which is/are the subject of such action, then the amount of royalties held in escrow, together with all accrued interest thereon, shall be paid to Abbott and DPI's royalty obligation shall resume as provided for in
                      Section 5.2 hereof. One-half of the proceeds awarded to Abbott in the infringement action shall belong to Abbott and the remainder shall be used first to pay Abbott for its documented and actual costs of enforcement, including attorneys' fees, expert fees and all other related expenses of the infringement action, and the balance shall be paid to DPI.

               (d) If Abbott is unsuccessful in such patent infringement action such that the defendant in such action is found not to infringe such Patents, then the escrowed amount, less a sum sufficient to compensate Abbott for its documented and actual costs of enforcement, including attorneys' fees, expert fees, and all other related expenses of the infringement action, shall be paid to DPI and no additional royalties under Section 5.2 hereof shall be payable to Abbott.

               (e) DPI ACTION: If Abbott elects not to exercise such first right to institute and enforce an action or proceeding, DPI shall have the right, at its discretion, to institute and enforce an action or proceeding to abate such infringement and to resolve such matter by settlement or otherwise. Abbott shall cooperate fully by joining as a party plaintiff if reasonably requested to do so by DPI or if required to do so by law to maintain such action and by executing and making available such documents as DPI may reasonably request. Abbott may be represented by counsel in any such action, at its own expense.

                      (i) All amounts of every kind and nature recovered from an action or proceeding of infringement brought by DPI shall belong to DPI, and shall first be used to reimburse DPI for its documented and actual costs of prosecution, second to reimburse Abbott for its documented and actual costs if it is represented by counsel in the proceedings, and the balance shall thereafter be considered Net Sales under this Agreement and subject to royalty payments under
                             Section 5.2 hereof.

                      (ii) If DPI is unsuccessful in such patent infringement action such that the defendant in such action is allowed to continue the practice which DPI claimed was infringing the Patents, then no additional royalties under Section 5.2 hereof shall be payable to Abbott.

10. INFRINGEMENT OF THIRD PARTY RIGHTS; ABBOTT DEFENSE OF SUIT: If Abbott, DPI, or any of their Affiliates, sublicensees, distributors or other customers are sued or threatened with suit by a third party alleging infringement of patents or other intellectual property rights that are alleged to cover the manufacture, use, sale or distribution of one or more Products utilizing ARCS Technology, which suit is based upon alleged infringement by ARCS Technology, then Abbott or DPI, whichever is relevant, will promptly notify the other in writing and provide a copy of the lawsuit or claim. In the event (i) DPI chooses to control the defense of any such action, any settlement amounts or court-awarded damages, costs and fees (including reasonable attorneys' fees and professional fees) incurred in connection with such action shall be paid by DPI; or (ii) if DPI chooses not to control the defense of any such action, Abbott shall control the defense in such action and DPI shall fully cooperate with Abbott in the defense of any such action DPI's expenses will be paid by DPI. Nothing contained in this Section 10 shall be construed to impose liability on Abbott for ---------- damages awarded against DPI or for settlement amounts made by or on behalf of DPI in lieu of such damages. Abbott shall not settle any such action where DPI would be liable for settlement amounts without first obtaining DPI's prior written consent to such settlement.

11.     PATENT PROSECUTION AND MAINTENANCE; PATENT COSTS.

        11.1 DISCLOSURE OF PATENTS/APPLICATIONS TO DPI: Prior to the Effective Date, the parties acknowledge that Abbott has disclosed to DPI the complete text of, and all other information in its possession or control directly related to (a) all patent applications included in the Patents; and (b) all patents included in the Patents as well as all information in Abbott's, its Affiliates and its patent counsel's possession concerning the institution or possible institution of any interference, opposition, reexamination, reissue, revocation, nullification or any official proceeding involving an issued or granted patent included in the Patents.

        11.2 PROSECUTION AND MAINTENANCE OF PATENTS BY ABBOTT: Abbott shall be solely responsible for the preparation, filing, prosecution and maintenance of the Patents owned by or assigned to Abbott, including oppositions and interferences. Abbott shall keep DPI reasonably informed with respect to the prosecution and maintenance of the Patents. If Abbott determines that it would otherwise terminate either the prosecution or maintenance of the Patents prior to the completion of normal prosecution thereof before the patent examiner or prior to the end of the term for maintenance therefor, as the case may be, then Abbott shall give DPI written notice of such determination (a "DETERMINATION NOTICE") that, under the circumstances, is reasonably in advance of any deadline for any material action due in connection with such prosecution or maintenance. Following receipt of such notice, DPI may continue such prosecution or maintenance, provided, however, that if the Royalty Period is still continuing, Abbott shall reimburse DPI for all reasonable costs and expenses associated with such prosecution or maintenance incurred from the date of the Determination Notice. If the Royalty Period is no longer continuing, then Abbott shall no longer have reimbursement responsibilities to DPI.

        11.3 DISCLOSURE OF PATENTS/APPLICATIONS TO ABBOTT: During the Term, DPI shall disclose to Abbott the complete text of, and all other information in its possession or control directly related to (a) all patent applications applied for by DPI related to ARCS; and
               (b) all patents issued from such patent applications, as well as all information in DPI's, its Affiliates and its patent counsel's possession concerning the institution or possible institution of any interference, opposition, reexamination, reissue, revocation, nullification or any official proceeding involving an issued patent.

        11.4 PROSECUTION AND MAINTENANCE OF PATENTS BY DPI: DPI shall be solely responsible for the preparation, filing, prosecution and maintenance of patents owned by or assigned to DPI (other than Patents), including oppositions and interferences. DPI shall keep Abbott reasonably informed with respect to the prosecution and maintenance of such patents.

        11.5 PATENT MARKING: DPI shall ensure that all Products and associated Product and Services literature contains appropriate references to Abbott's Patents.

12. TRADEMARK: DPI may select any Trademark or Trademarks for the Product in the Territory. All costs related to the selection and maintenance of the Trademark(s) shall be borne by DPI. The Trademark(s) shall be owned by DPI, and Abbott shall have no claims or rights in or to the Trademark(s).

13. IMPROVEMENTS: All Improvements and any patents which relate to ARCS which are made solely by DPI and/or its Affiliates and/or sublicensees hereunder and which are conceived or reduced to practice during the Term, shall be the sole and exclusive property of DPI, its Affiliates and/or sublicensees, as applicable, provided, however, that all such Improvements and patents shall be non-exclusively licensed to Abbott solely for its own use and for use with third party collaborations as permitted under Sections 2.1 (b) and (c) hereof on a worldwide, royalty-free, paid-up basis. All Improvements and any Patents which are made solely by Abbott and/or its Affiliates and which are conceived or reduced to practice during the Term, shall become part of ARCS Technology, licensed exclusively to DPI with all of the rights set forth in Section 2.1(a) hereof. All Improvements made jointly by Abbott and DPI (or by their Affiliates) hereunder shall become jointly owned, provided that to the extent that such Improvements are owned by Abbott, they shall be included in the license granted to DPI under Section 2.1(a) hereof, and to the extent such Improvements are owned by DPI, they shall be included in the license granted to Abbott under Section 2.1(b) hereof. The provisions of this Article 13 are subject to the rights of the terminating party under Article 8 hereof. Upon termination of this Agreement under Article 8 hereof, except as provided in this
        Article 8 neither party shall be obligated to license any of its future improvements and/or patents to the other.

14. PATENTABLE INVENTIONS. If a patentable invention relating to ARCS is conceived or reduced to practice during the course of this Agreement and/or within six (6) months of expiration or termination of this Agreement, Abbott and DPI shall discuss such invention and the desirability of filing a United States patent application covering such invention as well as any foreign counterparts. The party owning the invention (or both parties if the invention is a joint invention) shall make the final decision with respect to any such filings. All patent applications and patents on inventions made in the course of this Agreement solely by employees of Abbott shall be owned by Abbott. All patent applications and patents on inventions made in the course of this Agreement solely by employees of DPI shall be owned by DPI. All patent applications and patents on inventions made jointly by employees of Abbott and employees of DPI during the course of this Agreement shall be jointly owned by Abbott and DPI. Each party shall be responsible for preparing, filing, prosecuting and maintaining patent applications and patents relating to sole inventions, as set forth in this Article 14, at its sole expense. DPI shall also be responsible for preparing, filing, prosecuting and maintaining, using counsel mutually acceptable to Abbott and DPI, patent applications and patents relating to inventions jointly owned by Abbott and DPI and the parties shall equally share all out-of-pocket costs (including attorney's fees) associated with such activities. The parties shall cooperate with each other in connection with any activities described herein and shall keep the other informed of all material developments regarding patent matters relating to any patent applications and patents filed hereunder. Each party shall, further, provide to the other a copy of any patent application which discloses Confidential Information prior to filing in the United States or elsewhere if reasonably possible, for review and comment by the other party. Any such patent application shall be maintained in confidence by the receiving party pursuant to Article 7 hereof. If a patent application on a joint invention encompassed by this Article 14 and either party, later, decides that it no longer wishes to continue to pay for its share of costs associated with prosecution and/or maintenance of such application (or any patent resulting therefrom), the party declining to pay for any further costs shall inform the other party of its decision to discontinue payment, in writing. Such non-declining party may then elect to continue prosecution and/or maintenance of such application or patent at its sole expense. The party declining to pay for any further costs shall provide all reasonable assistance (including preparing any papers required to allow the other party to prosecute and/or maintain such application) required by the non-declining party in prosecuting and/or maintaining such application or patent. Further, if one party declines to pay for any further costs associated with prosecuting and/or maintaining such application or patent, and the other party elects to continue to pay for such costs, the party declining to pay for such costs shall lose all ownership rights to such application or patent and such rights shall vest totally in the party continuing to pay for such costs.

15.     MISCELLANEOUS.

        15.1 FORCE MAJEURE: If the performance by either party of any of its obligations under this Agreement shall be prevented by circumstances beyond its reasonable control which could not have been avoided by the exercise of reasonable diligence, then such party shall be excused from the performance of that obligation for the duration of the event. The affected party shall promptly notify the other party in writing should such circumstances arise, give an indication of the likely extent and duration thereof, and shall use commercially reasonable efforts to resume performance of its obligations as soon as practicable.

        15.2 NOTICES: Any notice required to be given or made under this Agreement by one of the parties hereto to the other shall be in writing, by personal delivery, registered U.S. mail or overnight courier, addressed to such other party at its address indicated below, or to such other address as the addressee shall have last furnished in writing to the addressor and shall be effective upon the date of receipt.

               If to DPI:       Discovery Partners International
                                9640 Towne Centre Drive
                                San Diego, CA 92121
                                Attn: President

               With a copy to:  Brobeck, Phleger & Harrison LLP
                                12390 El Camino Real
                                San Diego, CA 92130
                                Attn: Pamela Hiatt, Esq.

               If to Abbott:    Abbott Laboratories
                                100 Abbott Park Road
                                Dept. 467; Bldg. AP10
                                Abbott Park, IL  60064-
                                Attn: Divisional Vice President,
                                      Advanced Technology

               With a copy to:  Abbott Laboratories
                                100 Abbott Park Road
                                Dept. 364; Bldg. AP6D
                                Abbott Park, IL  60064-6032
                                Attn: Senior Vice President,
                                      General Counsel and Secretary

        15.3 APPLICABLE LAW/COMPLIANCE: This Agreement shall be governed by and construed in accordance with the laws of the State of New York, excluding its conflict of laws provisions. Each party hereto shall comply with all applicable laws, rules, ordinances, guidelines, consent decrees and regulations of any federal, state or other governmental authority. The location of any ADR proceeding shall be in the metropolitan area of the party who did not initiate the ADR proceeding.

        15.4 ENTIRE AGREEMENT: This Agreement and the Exhibits attached hereto contain the entire understanding of the parties with respect to the subject matter hereof. All express or implied agreements and understandings, either oral or written, heretofore made are expressly merged in and made a part of this Agreement. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by both parties hereto.

        15.5 COUNTERPARTS: This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        15.6 SEVERABILITY/HEADINGS: If any provision of this Agreement is deemed unenforceable, the remainder of the Agreement will not be affected and, if appropriate, the parties will attempt to replace the unenforceable provision with a new provision that, to the extent possible, reflects the parties' original intent. The captions and headings used in this Agreement are for reference only and are not to be construed in any way as terms or used to interpret the provisions of this Agreement.

        15.7 ASSIGNMENT: Neither party may without written approval of the other assign this Agreement or transfer its interest or any part thereof under this Agreement to any third party except that either party may assign this Agreement without consent to a third party that acquires all or substantially all of the business to which this Agreement pertains.

        15.8 DISPUTE RESOLUTION: The parties hereto shall attempt to settle any dispute arising out of or relating to this Agreement in an amicable way. Except for claims for injunctive or other equitable relief, which may be brought in any court of competent jurisdiction, any controversy, claim or right of termination for cause which may arise under, out of, in connection with, or relating to this Agreement, or any breach thereof, shall be settled according to the Alternative Dispute Resolution provisions attached hereto as Exhibit B.

        15.9 INDEPENDENT CONTRACTOR: It is understood that both parties hereto are independent contractors and engage in the operation of their own respective businesses and neither party hereto is to be considered the agent of the other party for any purpose whatsoever and neither party has any authority to enter into any contract or assume any obligation for the other party or to make any warranty or representation on behalf of the other party. Each party shall be fully responsible for its own employees, servants and agents, and the employees, servants and agents of one party shall not be deemed to be employees, servants and agents of the other party for any purpose whatsoever.

        15.10 PUBLICITY: No press release or other public announcement shall be made by either party concerning the execution of this Agreement or the fact that DPI has licensed ARCS Technology from Abbott without the other party's prior written approval. Neither party shall use the name of the other party, its officers, the other party's employees and agents for purposes of any public commercial activity without the other party's prior written approval, except where the name of the other party must be disclosed as a matter of law. Should either party be required by law to make a disclosure, the disclosing party shall submit a copy of the proposed disclosure to the other party for review. The non-disclosing party shall have three (3) weeks to review and comment on the content of such disclosure. The disclosing party, subject to legal requirements, shall use all reasonable efforts to accommodate the non-disclosing party's comments.

        15.11 SURVIVAL: The following provisions of this Agreement shall survive its expiration or termination: 6.3, 6.4, 6.5, 6.6, 7, 14, 15.3, 15.8, 15.9, 15.10 and 15.11.

               IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

ABBOTT LABORATORIES          DISCOVERY PARTNERS INTERNATIONAL


By: /s/ Daniel W. Norbeck               By: /s/ Riccardo Pigliucci
    -------------------------------         --------------------------------

Name: Daniel W. Norbeck                 Name: Riccardo Pigliucci
      -----------------------------           ------------------------------

Its: V.P. Pharmaceutical Discovery      Its: C.E.O.
     ------------------------------          -------------------------------

Date: 1/15/01                           Date: 1/2/2001
      -----------------------------           ------------------------------

                                    EXHIBIT A

                                       TO
                           EXCLUSIVE LICENSE AGREEMENT
                                     BETWEEN
                               ABBOTT LABORATORIES
                                       AND
                        DISCOVERY PARTNERS INTERNATIONAL
                              DATED JANUARY 2, 2001

                         PATENTS AND PATENT APPLICATIONS

U.S. Patent No. 5,976,813

        Country        Serial #      Filing Date     Patent #      Issue Date
        -------        --------      -----------     --------      ----------
        U.S.          08/990,168     12/12/1997      5,976,813     11/02/1999

Corresponding Pending Foreign Patent Applications:

        Country              Application #         Filing Date
        -------              -------------         -----------
        Australia            18216/99              12/11/1998
        Brazil               PI9815059-6           12/11/1998
        Bulgaria             104564                12/11/1998
        China                98812079.8            12/11/1998
        Canada               2,310,684             12/11/1998
        Czechoslovakia       PV 2000-2078          12/11/1998
        European             98963130.4            12/11/1998
        Hungary                                    12/11/1998
        Israel               135,793               12/11/1998
        Japan                2000-524662           12/11/1998
        Korea                10-2000-7006          12/11/1998
        Mexico               0005800               12/11/1998
        Norway               20002079              12/11/1998
        New Zealand          504112                12/11/1998
        PCT                  PCT/US98/264          12/11/1998
        Poland               P-341655              12/11/1998
        Slovak Republic      PV 0836-2000          12/11/1998
        Turkey               2000/01647            12/11/1998
        Taiwan               87120533              12/01/1998
        U.S.                 990,168               12/12/1997

                                    EXHIBIT B

                                       TO
                           EXCLUSIVE LICENSE AGREEMENT
                                     BETWEEN
                               ABBOTT LABORATORIES
                                       AND
                        DISCOVERY PARTNERS INTERNATIONAL
                              DATED JANUARY 2, 2001

                         ALTERNATIVE DISPUTE RESOLUTION

The parties recognize that a bona fide dispute as to certain matters may arise from time to time during the term of this Agreement which relates to either party's rights and/or obligations. To have such a dispute resolved by this Alternative Dispute Resolution (ADR) provision, a party must send written notice of the dispute to the other party for attempted resolution by good faith negotiations between their respective presidents (or their equivalents) of the affected subsidiaries, divisions, or business units within twenty-eight (28) days after such notice is received (all references to "days" in this ADR provision are to calendar days). If the matter has not been resolved within twenty-eight (28) days of the notice of the dispute, or if the parties fail to meet within such twenty-eight (28) days, either party may initiate an ADR proceeding as provided herein. The parties shall have the right to be represented by counsel in such a proceeding.

1. To begin an ADR proceeding, a party shall provide written notice to the other party of the issues to be resolved by ADR. Within fourteen (14) days after receipt of such notice, the other party may, by written notice to the party initiating the ADR, add additional issues to be resolved within the same ADR.

2. Within twenty-one (21) days following receipt of the original ADR notice, the parties shall select a mutually acceptable neutral to preside in the resolution of any disputes in this ADR proceeding. If the parties are unable to agree on a mutually acceptable neutral within such period, either party may request the President of the CPR Institute for Dispute Resolution (CPR), 366 Madison Avenue, 14th Floor, New York, New York 10017, to select a neutral pursuant to the following procedures:

               (a) The CPR shall submit to the parties a list of not less than five (5) candidates within fourteen (14) days after receipt of the request, along with a Curriculum Vitae for each candidate. No candidate shall be an employee, director, or shareholder of either party or any of their subsidiaries or affiliates.

               (b) Such list shall include a statement of disclosure by each candidate of any circumstance likely to affect his or her impartiality.

               (c) Each party shall number the candidates in order of preference (with the number one (1) signifying the greatest preference) and shall deliver the list to the CPR within seven (7) days following receipt of the list of candidates. If a party believes a conflict of interest exists regarding any of the candidates, the party shall provide a written explanation of the conflict to the CPR along with its list showing its order of preference for the candidates. Any party failing to return a list of preferences on time shall be deemed to have no order of preference.

               (d) If the parties collectively have identified fewer than three (3) candidates deemed to have conflicts, the CPR shall designate as neutral the candidate for whom the parties collectively have indicated the greatest preference. If a tie shall result between two candidates, the CPR may designate either candidate. If the parties collectively have identified three
(3) or more candidates deemed to have conflicts, the CPR shall review the explanations regarding conflicts, and, in its sole discretion, may either (i) immediately designate as the neutral the candidate for whom the parties collectively have indicated the greatest preference, or (ii) issue a new list of not less than five (5) candidates, in which case the procedures set forth in subparagraphs 2(a) - 2(d) shall be repeated.

3. No earlier than twenty-eight (28) days or later than fifty-six (56) days after the selection, the neutral shall hold a hearing to resolve each of the issues identified by the parties. The ADR proceeding shall take place at a location agreed upon by the parties. If the parties cannot agree, the neutral shall designate a location other than the principle place of business of either party or any of their subsidiaries or affiliates.

4. At least seven (7) days prior to the hearing, each party shall submit the following to the other party and the neutral:

               (a) a copy of all exhibits on which such party intends to rely in any oral or written presentation to the neutral;

               (b) a list of any witnesses such party intends to call at the hearing, and a short summary of the anticipated testimony of each witness;

               (c) a proposed ruling on each issue to be resolved, together with a request for a specific damage award or other remedy for each issue. The proposed rulings and remedies shall not contain any recitation of the facts or any legal arguments and shall not exceed one (1) page per issue.

               (d) a brief in support of each party's proposed rulings and remedies provided that the brief shall not exceed twenty (20) pages. This page limitation shall apply regardless of the number of issues raised in the ADR proceeding.

Except as expressly set forth in subparagraphs 4(a) - 4(d), no discovery shall be required or permitted by any means, including depositions, interrogatories, requests for admissions, or production of documents.

5. The hearing shall be conducted on two (2) consecutive days and shall be governed by the following rules:

               (a) Each party shall be entitled to five (5) hours of hearing time to present its case. The neutral shall determine whether each party has had the five (5) hours to which it is entitled.

               (b) Each party shall be entitled, but not required, to make an opening statement, to present regular and rebuttal testimony, documents or other evidence, to cross-examine witnesses, and to make a closing argument. Cross-examination of witnesses shall occur immediately after their direct testimony, and cross examination shall be charged against the party conducting the cross-examination.

               (c) The party initiating the ADR shall begin the hearing and, if it chooses to make an opening statement, shall address not only issues it raised but also any issues raised by the responding party. The responding party, if it chooses to make an opening statement, also shall address all issues raised in the ADR. Thereafter, the presentation of regular and rebuttal testimony and documents, other evidence, and closing arguments shall proceed in the same sequence.

               (d) Except when testifying, witnesses shall be excluded from the hearing until closing arguments.

               (e) Settlement negotiations, including any statements made therein, shall not be admissible under any circumstances. Affidavits prepared for purposes of the ADR hearing also shall not be admissible. As to all other matters, the neutral shall have sole discretion regarding the admissibility of any evidence.

6. Within seven (7) days following completion of the hearing, each party may submit to the other party and the neutral a post-hearing brief in support of its proposed rulings and remedies, provided that such brief shall not contain or discuss any new evidence and shall not exceed ten (10) pages. This page limitation shall apply regardless of the number of issues raised in the ADR proceeding.

7. The neutral shall rule on each disputed issue within fourteen (14) days following completion of the hearing. Such ruling shall adopt in its entirety the proposed ruling and remedy of one of the parties on each disputed issue but may adopt one party's proposed rulings and remedies on some issues and the other party's proposed rulings and remedies on other issues. The neutral shall not issue any written opinion or otherwise explain the basis of the ruling.


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


8. The neutral shall be paid a reasonable fee plus expenses. These fees and expenses, along with the reasonable legal fees and expenses of the prevailing party (including all expert witness fees and expenses), the fees and expenses of a court recorder, and any expenses for a hearing room, shall be paid as follows:

               (a) If the neutral rules in favor of one party on all disputed issues in the ADR, the losing party shall pay 100% of such fees and expenses.

               (b) If the neutral rules in favor of one party on some issues, and the other party on other issues, the neutral shall issue with the rulings a written determination as to how such fees and expenses shall be allocated between the parties. The neutral shall allocate the fees and expenses in a way that bears a reasonable relationship to the outcome of the ADR, with the party prevailing on more issues, or on issues of greater value or gravity, recovering a relatively larger share of its legal fees and expenses.

9. The rulings of the neutral and the allocation of fees and expenses shall be binding, non-reviewable, and non-appealable, and may be entered as a final judgment in any court having jurisdiction.

10. Except as provided in paragraph 9 or as required by law, the existence of the dispute, any settlement negotiations, the ADR hearing, any submissions (including exhibits, testimony, proposed rulings, and briefs), and the rulings shall be deemed Confidential Information. The neutral shall have the authority to impose sanctions for unauthorized disclosure of Confidential Information.